Exhibit 99.1
PARTNERSHIP AGREEMENT
This following description is a summary of the material provisions of the Partnership Agreement and is divided into three parts:

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Part One describes the Original Partnership Agreement provisions that will be materially amended in the Partnership Agreement as of its effective date, including the provisions described under “Purpose,” “Management by Board; Officers,” “Annual and Special Meetings,” “Voting Rights,” “Proxy Access,” “Amendment of the Partnership Agreement,” “Merger, Consolidation, Conversion, Sale or Other Disposition of Assets,” “Termination and Dissolution,” “Certain Matters Requiring Consent of the General Partner,” “Withdrawal or Removal of the General Partner,” “Transfer of General Partner Interest,” “Indemnification” and “Deletion of Limited Call Right” below;

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Part Two describes the Original Partnership Agreement provisions that will not be materially amended in the Partnership Agreement other than the conforming changes made in connection with the Governance Changes, including the provisions described under “Capital Contributions,” “Limited Liability,” “Issuance of Additional Partnership Interests,” “Distribution of Available Cash,” “Transfer of Common Units,” “Liquidation and Distribution of Proceeds,” “Duties of the General Partner and the Board,” “Transfer of Ownership Interests in the General Partner,” “Status as Limited Partner,” “Reimbursement of Expenses,” “Tax Matters,” “Books and Reports,” “Right to Inspect Our Books and Records” and “Dissenters’ Rights of Appraisal” below; and

•	Part Three refers you to information about provisions in the Partnership Agreement relating to certain convertible preferred units (“Preferred Units”) that we have agreed to issue in 2017.
PART ONE: MATERIALLY AMENDED PROVISIONS IN THE PARTNERSHIP AGREEMENT
Purpose
Our purpose under the Partnership Agreement is limited to any business activity that is approved by the Board and our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.
The Original Partnership Agreement will be amended to provide that, without the prior written consent of our general partner, which may be granted or withheld in its sole discretion, we and our subsidiaries generally will not have any power or authority to solicit, review, respond to or otherwise participate in certain activities or lines of business.
The Board and our general partner are authorized in general to perform all acts they determine to be necessary or appropriate to carry out our purposes and to conduct our business.
Management by Board; Officers
Our general partner will delegate substantially all management power and authority over the business and affairs of the Partnership to the Board established pursuant to the Partnership Agreement. Any decision to be made by the Board will require the approval of at least four directors present and voting at any meeting at which a quorum is present, and four directors will constitute a quorum. If the Board is unable to make a decision with respect to certain matters relating to our distribution of cash, our capital expenditures, the acquisition, disposition and use of our assets and purchases and sales of our partnership interests or related derivative securities, the manager (the “Manager”) serving under the terms of the Second Amended and Restated Management Services Agreement among NextEra Energy Management Partners, LP (“NEE Management”), NEP OpCo, NextEra Energy Operating Partners GP, LLC and the Partnership (the “MSA”) will be authorized to take any action with respect to such matter that is consistent with our operational plan then in effect, which plan will be approved annually by the Board. Notwithstanding the foregoing, our general partner retains the authority to make tax filings and to consent to certain matters of the Partnership. See “-Certain Matters Requiring Consent of the General Partner.”
The Board will consist of seven directors. The initial directors of the Partnership will be James L. Robo (Chairman), Susan Davenport Austin, Mark E. Hickson, John W. Ketchum, Peter H. Kind, Armando Pimentel, Jr. and James N. Suciu. Each of these initial directors will serve a term commencing on the date of the Partnership Agreement and expiring at 11:59:59 p.m. on the later of December 31, 2017 or the date that their successors are duly elected or appointed and qualified. At 12:00:01 a.m. on January 1, 2018 (or, if later, the date that the GP Appointed Directors are duly appointed and qualified), the term of each of the three GP Appointed Directors will commence, and each will hold office thereafter for the term to which the director is appointed. Four (4) LP Elected Directors will be elected by our Limited Partners (including holders of Special Voting Units and Preferred Units voting together with Common Unitholders, with Preferred Units voting as if they were converted into Common Units) at annual meetings, commencing with the 2017 Annual Meeting. The term of each of the LP Elected Directors elected at the 2017 Annual Meeting will commence at 12:00:01 a.m. on January 1, 2018 (or, if later, the date that the LP Elected Director is duly elected and qualified) and end when the successor of the LP Elected Director is duly elected and qualified. Each of the LP Elected Directors elected at our 2018 annual meeting of Limited Partners and at all later annual meetings of Limited Partners will hold office for a term commencing on the date of the LP Elected Director’s election and expiring when the successor of the LP Elected Director is duly elected and qualified. Candidates for the LP Elected Directors will be designated by our Chief Executive

Officer (the “CEO”), subject to the approval of a majority of the Board. If the Board fails to approve the CEO’s nominees, after the CEO has had a reasonable opportunity to present to, and discuss with, the Board the CEO’s nominees and any alternative candidates, the CEO’s nominees will nevertheless be included in the proxy statement for the next annual meeting of the Limited Partners, and the LP Elected Directors, by a majority vote, will be entitled to include in the proxy statement a corresponding number of their own nominees for election to the Board. Common Unitholders meeting certain requirements described in this information statement will also be entitled to nominate persons for election as LP Elected Directors. See “Terms of Proxy Access.” An LP Elected Director may only be removed for cause by the Board or for cause by our Limited Partners, and a GP Appointed Director may only be removed, with or without cause, by our general partner. Our directors will not receive any salary for their services, but will receive such compensation as may be agreed upon by the Board and reimbursement for out-of-pocket expenses of attendance at Board meetings.
The Board may designate from among the directors one or more committees, which will include an audit committee and a conflicts committee. The initial members of the audit committee are James N. Suciu (Chairman), Susan Davenport Austin and Peter H. Kind. The initial members of the conflicts committee are Peter H. Kind (Chairman), Susan Davenport Austin and James N. Suciu.
Our officers and, if any, employees will be appointed, retained, terminated and replaced by the Board. However, so long as NEE Management (or another Affiliate of NEE) serves as Manager under the MSA, the Manager, pursuant to the terms of the MSA, will designate individuals (i) to serve on the boards of directors or their equivalents of our subsidiaries and (ii) to carry out the functions of principal executive, accounting and financial officers and otherwise to act as officers of the Partnership and our subsidiaries. The Board (i) will appoint such individuals designated by the Manager as our officers and, if any, employees and (ii) will cause the boards of directors or their equivalents or the controlling shareholder, member or general partner of our subsidiaries to appoint such individuals designated by the Manager to the applicable roles with respect to the applicable entity, as long as, in each case, the designees are determined by the Manager in good faith to have the appropriate experience, qualifications, skills and such other relevant attributes to carry out such persons’ designated functions. Under certain circumstances the MSA can be terminated by NEP OpCo. See “Related Agreements-Second Amended and Restated Management Services Agreement-Termination by NEP OpCo.”

Annual and Special Meetings
The Partnership currently does not hold annual meetings of Limited Partners. Pursuant to the terms of the Partnership Agreement, an annual meeting of Limited Partners for the election of directors and for other properly presented business will be held commencing with the 2017 Annual Meeting. Limited Partners will not be entitled to bring any business before the annual meeting except pursuant to Rule 14a-8 promulgated under the Exchange Act.
Special meetings may be called (i) by the Board, (ii) by our general partner or (iii) by Limited Partners owning 20% or more of the outstanding Units of the class or classes for which such meeting is proposed (without giving effect to any of the voting limitations described below in “-Voting Rights-Limitations on Voting Rights”). Special meetings may be called by Limited Partners only for the purposes of removing LP Elected Directors for cause or removing our general partner.
Our Limited Partners may vote at meetings either in person or by proxy. The holders of a majority of the outstanding Units (including those deemed owned by our general partner and its affiliates) represented in person or by proxy will constitute a quorum at a meeting of the Limited Partners (including annual and special meetings), unless any action by the Limited Partners requires approval by a greater percentage of the voting power, in which case the quorum will be the greater percentage. The act of Limited Partners holding outstanding Units representing a majority of the outstanding Units entitled to vote at the meeting (on all matters on which the holders of all Units vote together as a single class) or a majority of the outstanding Units of each class entitled to vote at the meeting (on all matters on which the holders of each class of Units vote separately by class) constitutes the act of all Limited Partners, unless a different percentage is required under the Partnership Agreement, in which case the act of Limited Partners holding outstanding Units representing at least such different percentage with respect to the outstanding Units entitled to vote at such meeting (on all matters on which the holders of all Units vote together as a single class) or such different percentage with respect to the outstanding Units of each class entitled to vote at such meeting (on all matters on which the holders of each class of Units vote separately by class) will be required.
Any action of the Limited Partners that may be taken at a meeting of the Limited Partners may be taken, if authorized by the Board, without a meeting if consents in writing describing the action so taken are signed by holders of the number of Units that would be necessary to authorize or take that action at a meeting where all Limited Partners were present and voted.
Voting Rights
Our Units include Common Units, Special Voting Units and Preferred Units expected to be issued in 2017. For purposes of this summary, matters described as requiring the approval of a “Unit Majority” require the approval of at least a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) and the Special Voting Units, voting together as a single class.

The following table sets forth a summary of the Unitholder vote required for the matters specified below.

Partnership Action	Unitholder Vote Required

Issuance of additional Units	No approval right. See “-Issuance of Additional Partnership Interests.”

Amendment of the Partnership Agreement
Certain amendments may be made by the Board or our general partner without the approval of the Unitholders. Other amendments generally require the approval of a Unit Majority, subject to certain exceptions. See “-Amendment of the Partnership Agreement.”

Certain matters relating to NEP OpCo
Any matters relating to NEP OpCo that require the consent or approval of at least a majority of the outstanding units of NEP OpCo, including certain amendments of NEP OpCo’s partnership agreement, will require the approval of a Unit Majority. Any other matters requiring approval by a higher percentage of NEP OpCo’s units will require the approval by a corresponding percentage of our Unitholders, subject to certain exceptions. Any amendment of the partnership agreement of NEP OpCo will also require the approval of our general partner, in its sole discretion.

Merger or conversion of the Partnership
Under most circumstances, a merger or conversion of the Partnership will require approval of (i) our general partner, in its sole discretion, (ii) the Board, (iii) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to any merger or conversion of any of our subsidiaries. See “-Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Sale of all or substantially all of the assets of the Partnership and our subsidiaries
Under most circumstances, a sale of all or substantially all of the assets of the Partnership and our subsidiaries will require approval of (i) our general partner, in its sole discretion, (ii) the Board, (iii) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class. Pursuant to the ROFR Agreement, we will grant NEER and its subsidiaries a right of first refusal to acquire all the assets currently owned or later acquired by NEP OpCo or its subsidiaries. See “Related Agreements-Right of First Refusal Agreement.”

Dissolution of the Partnership
Under most circumstances, dissolution of the Partnership will require approval of (i) our general partner, in its sole discretion, (ii) the Board, (iii) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to the dissolution of any of our subsidiaries. See “-Termination and Dissolution.”

Continuation of our business upon dissolution
Under certain circumstances, upon the dissolution of the Partnership, the Limited Partners may elect to continue the business of the Partnership on the same terms and conditions set forth in the Partnership Agreement by appointing as a successor general partner a person approved by the holders of a Unit Majority. See “-Termination and Dissolution.”

Election of LP Elected Director
A nominee for LP Elected Director will be elected to the Board if, subject to the voting limitations described below, the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. If the number of nominees exceeds the total number of LP Elected Directors to be elected, LP Elected Directors will be elected by a plurality of the votes cast (subject to the voting limitations described below).

Removal of LP Elected Director
An LP Elected Director will be removed for cause from the Board if, subject to the voting limitations described below, the votes cast for such LP Elected Director’s removal exceed the votes cast against such LP Elected Director’s removal.

Withdrawal of the general partner	No approval right. See “-Withdrawal or Removal of the General Partner.”

Removal of the general partner
Approval of not less than 66 2/3% of the outstanding Units, voting as a single class, including Units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a Unit Majority. See “-Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	No approval right. See “-Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. See “-Transfer of Ownership Interests in the General Partner.”
Record holders of our outstanding Units on the record date will be entitled to notice of, and to vote at, meetings of the Limited Partners and to act upon matters for which approvals may be solicited.
Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his or her nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.
Limitations on Voting Rights
Pursuant to the Partnership Agreement, if any person owns, together with the members of any related group, the power to vote 5% or more of our outstanding Units, then such person, together with any related group, is entitled to vote not more than

5% of such outstanding Units in the election or removal of LP Elected Directors, and the amount of such Units in excess of 5% in voting power is not entitled to vote in the election or removal of LP Elected Directors. In addition, if, after giving effect to the 5% limitation, any person, together with the members of any related group, still has the power to cast votes equal to or greater than 10% of the Units present and actually voted on any matter (including the election or removal of LP Elected Directors), an additional cutback will be imposed so that such person, together with the members of any related group, is entitled to cast votes for not more than 9.99% of the Units present and actually voted on such matter, and any Units held by such person (together with the members of any related group) equal to 10% or greater in voting power will be voted proportionally with all other votes on such matter; provided that, if such person is our general partner or any of its affiliates, such additional cutback applies only to the election or removal of LP Elected Directors.
Preferred Units
The Preferred Units, when issued, will vote on an as-converted basis with the Common Units as a single class, so that each outstanding Preferred Unit will be entitled to one vote for each Common Unit into which such Preferred Unit would be convertible at the then applicable Conversion Rate (as defined in the Partnership Agreement) on each matter with respect to which each record holder of a Common Unit is entitled to vote. The Preferred Units also will have certain class voting rights with respect to amendments that adversely affect their distribution, liquidation or conversion rights, their ranking or certain other protections under the Partnership Agreement. See “-Part Three: The Series A Preferred Units” below.
Special Voting Units
NEE Equity will hold the same number of Special Voting Units as the number of common units of NEP OpCo held by NEE Equity. If the ratio at which common units of NEP OpCo held by NEE Equity are exchangeable for our Common Units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “-Issuance of Additional Partnership Interests” below.
Proxy Access
The Partnership Agreement will include a new article providing that Common Unitholders may nominate candidates for election as LP Elected Directors. Such new article is described in detail below in a separate section of this information statement. See “Terms of Proxy Access.”

Amendment of the Partnership Agreement
General
Amendments to the Partnership Agreement may be proposed only by the Board or, in limited circumstances, our general partner. In order to adopt a proposed amendment, other than the amendments described below under “-Amendments that Do Not Require Unitholder Approval,” the Board or our general partner, as applicable, is required to seek approval of such amendment by the Limited Partners. Except as described below, an amendment that requires approval by the Limited Partners must be approved by the holders of a Unit Majority.
Prohibited Amendments
No amendment may be made that would:

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enlarge the obligations of any Limited Partner without its consent, unless the amendment is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

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enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option.

 The provisions of the Partnership Agreement preventing these types of amendments can be amended upon the approval of the holders of at least 90% of the outstanding Units voting together as a single class.
Amendments Requiring Dual Class Voting
Any amendment to the Partnership Agreement with respect to the provisions relating to the distributions of available cash, the management and operation of our business, our general partner’s authority to amend the Partnership Agreement (as described below), the Board’s authority to amend the Partnership Agreement (as described below), annual meetings and special meetings, quorum and voting, limitations on voting power, and proxy access, or any defined terms used in those provisions, will require the approval of the holders of (i) at least a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding Common Units owned by our general partner and its affiliates), voting as a separate class, and (ii) at least a majority of the outstanding Special Voting Units and the outstanding Common Units (including

Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class.
Amendments that Do Not Require Unitholder Approval
The Partnership Agreement will provide that the Board (instead of our general partner) generally may make amendments to the Partnership Agreement without the approval of any partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

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a change that the Board determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for federal income tax purposes;

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any amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner or their respective directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

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any amendment that the Board determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with the Partnership Agreement;

•	any amendment expressly permitted in the Partnership Agreement to be made by the Board acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

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any amendment that the Board determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by the Partnership Agreement;

•	any change in our fiscal year or taxable year and any other changes that the Board determines to be necessary or appropriate as a result of such change;

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any conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, the Board may make amendments to the Partnership Agreement without the approval of any Limited Partner if the Board determines that those amendments:

•	do not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by the Board relating to splits or combinations of Units under the provisions of the Partnership Agreement; or

•	are required to effect the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.
Further, the Board, without the approval of any partner of the Partnership, may amend any provision of the Partnership Agreement in such manner as the Board determines to be necessary or appropriate to prevent the consolidation of the financial results of the Partnership and our subsidiaries with those of NEE and its subsidiaries (other than the Partnership and our subsidiaries) under United States generally accepted accounting principles (“U.S. GAAP”), so long as such amendment is not materially adverse to us or our Limited Partners.
Our general partner, without the approval of any other partner of the Partnership, may, in its sole discretion, amend any provision of the Partnership Agreement in connection with such changes to the ownership structure of NEP OpCo’s common units and the Special Voting Units held by our general partner or its affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to us or the Limited Partners.
No Opinion of Counsel

For amendments of the type not requiring Unitholder approval, neither the Board nor our general partner will be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any Limited Partner under Delaware law. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding Units voting as a single class unless we first obtain such an opinion.
Amendment Affecting a Class of Partnership Interest
Without limitation of the Board’s or our general partner’s authority to adopt amendments without the approval of any partner of the Partnership as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected.
Amendment Changing Percentage of Units Required to Take Actions
Any amendment that would reduce the percentage of Units required to take any action, other than to remove our general partner or call a meeting of Limited Partners, must be approved by the written consent or affirmative vote of Limited Partners whose aggregate outstanding Units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of Units required to remove our general partner must be approved by the written consent or affirmative vote of Limited Partners whose aggregate outstanding Units constitute not less than 90% of the outstanding Units. Any amendment that would increase the percentage of Units required to call a meeting of Limited Partners must be approved by the written consent or affirmative vote of Limited Partners whose aggregate outstanding Units constitute at least a majority of the outstanding Units.
Amendment of the IDR Fee Provisions
Any amendment to the provisions relating to the IDR Fee (as defined in the MSA) contained in the MSA that would materially adversely affect holders of our Common Units will require the approval of the holders of at least a majority of the outstanding Common Units and the Special Voting Units, voting together as a single class.
Amendment of the Partnership Agreement of NEP OpCo
Any amendment of the partnership agreement of NEP OpCo that requires approval by holders of at least a majority of the outstanding units of NEP OpCo will require the approval of a Unit Majority. Any other amendment that requires approval by holders of at least 90% of the NEP OpCo’s units will require the approval by holders of at least 90% of our outstanding Units.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion of us requires the prior consent of our general partner and approval of the Board. The merger agreement or plan of conversion also must be approved by the affirmative vote or consent of the holders of (i) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class, unless such merger agreement or plan of conversion effects an amendment to the Partnership Agreement that would require for its approval the vote or consent of a greater percentage of the outstanding Units or of any class of Limited Partners, in which case such greater percentage will be required. Notwithstanding the foregoing, without the approval of Limited Partners, we or any of our subsidiaries may convert into a new limited liability entity, or merge into or convey all of our assets to, a newly formed limited liability entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and the Board determines that the governing instruments of the new entity provide the Limited Partners and the general partner with the same rights and obligations as contained in the Partnership Agreement. Additionally, without the approval of Limited Partners, we may merge with another limited liability entity if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the Partnership Agreement requiring Unitholder approval, each of our Units will be an identical Unit of the Partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction. Our general partner must also consent to any merger or conversion of any of our subsidiaries.
Under the Partnership Agreement, we may not sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of our general partner and the approval of (i) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class. We may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. We may also sell any or all of our assets under a foreclosure of, or other realization upon, those encumbrances without that approval.
Termination and Dissolution
We will continue as a limited partnership until dissolved and terminated under the Partnership Agreement. We will dissolve upon:

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the election by the Board to dissolve the Partnership, if consented to by our general partner and approved by (i) a majority of the outstanding Common Units (including Preferred Units, voting as if converted into Common Units, but excluding the Units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding Common Units (including Preferred Units, voting as if converted into Common Units) owned by our general partner and its affiliates, voting together as a single class;

•	there being no Limited Partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of the Partnership; or

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the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a Unit Majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Partnership Agreement by appointing as a successor general partner an entity approved by the holders of a Unit Majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any Limited Partner. Our general partner must also consent to the dissolution of any of our subsidiaries.
Certain Matters Requiring Consent of the General Partner
Our general partner’s consent, which may be granted or withheld in its sole discretion, is required for the following actions:

•	a sale of all or substantially all of our and our subsidiaries’ assets;

•	the merger, consolidation or conversion of us or any of our subsidiaries;

•	dissolution of us or any of our subsidiaries;

•	any amendment of NEP OpCo’s partnership agreement;

•	any direct or indirect transfer of all or any portion of the general partner interest in NEP OpCo to any person;

•	our participation in certain activities or lines of business; and

•	the granting of certain information rights to Limited Partners.
Withdrawal or Removal of the General Partner
Our general partner will be deemed to have withdrawn from the Partnership upon the occurrence of, among others, any of the following events:

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Voluntary withdrawal. Previously our general partner was prohibited from withdrawing prior to June 30, 2024 without consent by the holders of a majority of outstanding Common Units. The Original Partnership Agreement will be amended to permit our general partner to voluntarily withdraw by giving at least ninety days’ advance notice to our Unitholders, and such withdrawal will take effect on the date specified in such notice.

•	Transfer of all of our general partner’s general partner interest.

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Removal by Limited Partners. Our general partner may not be removed unless (i) the removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (including Units held by our general partner and its affiliates), voting together as a single class, and (ii) we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the election of a successor general partner by a Unit Majority. The ownership of more than 33 1/3% of the outstanding Units by NEE and its affiliates would give them the practical ability to prevent our general partner’s removal.

Prior to the effective date of the voluntary withdrawal or the removal of our general partner, the holders of a Unit Majority may elect a successor general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a Unit Majority agree to continue our business by appointing a successor general partner. See “-Termination and Dissolution.”
Transfer of General Partner Interest
Previously our general partner was generally prohibited from transferring its general partner interest prior to June 30, 2024 without consent by the holders of a majority of outstanding Common Units. The Original Partnership Agreement will be amended to permit such transfers without consent by Limited Partners if certain conditions are met, including (i) the transferee assumes the rights and duties of our general partner and agrees to be bound by the provisions of the Partnership Agreement, (ii) the Partnership receives an opinion of counsel regarding limited liability matters and (iii) the transferee agrees to purchase all or the appropriate portion of the partnership or membership interest of our general partner as the general partner or managing member of each of our subsidiaries.
In general, our general partner and its affiliates may, at any time, transfer Common Units to one or more persons without Unitholder approval.
Indemnification
The Original Partnership Agreement will be amended to provide for indemnification of the LP Elected Directors and the GP Appointed Directors. In most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•
any person who is or was a director (including each LP Elected Director and each GP Appointed Director), officer, managing member, manager, general partner, fiduciary or trustee of (i) the Partnership, our subsidiaries, our general partner or any departing general partner or (ii) any affiliate of the Partnership, our subsidiaries, our general partner or any departing general partner;

•
any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of the Board, our general partner or any departing general partner or any of their affiliates; and

•	any person designated by the Board or our general partner.
Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. An affiliate of our general partner has purchased insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, as well as our directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under the Partnership Agreement.
Deletion of Limited Call Right
The Original Partnership Agreement provides that, if at any time our general partner and its affiliates own more than 80% of the voting power of our outstanding Common Units, our general partner will have the right, but not the obligation, to purchase all of the outstanding Common Units, other than those owned by our general partner and its affiliates, at a price not less than the then-current market price of such Common Units. Such provision will be deleted in the Partnership Agreement.
PART TWO: PROVISIONS NOT MATERIALLY AMENDED IN THE PARTNERSHIP AGREEMENT
Capital Contributions
Our Limited Partners are not obligated to make additional capital contributions, except as described below under “-Limited Liability.” Our general partner is not obligated to make any capital contributions.
Limited Liability
Assuming that a Limited Partner does not participate in the control of our business within the meaning of the Delaware Act and that the Limited Partner otherwise acts in conformity with the provisions of the Partnership Agreement, the Limited Partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the Limited Partner is obligated to contribute to us for the Limited Partner’s limited partner interests plus the Limited Partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Limited Partners as a group:

•	to elect or remove directors;

•	to remove or replace the general partner;

•	to approve some amendments to the Partnership Agreement; or

•	to take other action under the Partnership Agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the Limited Partner is a general partner. Neither the Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a Limited Partner were to lose limited liability through any fault of the general partner.

Issuance of Additional Partnership Interests
The Partnership Agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by the Board without the approval of any partner of the Partnership; provided, however, that we may not issue any additional Common Units unless we contribute the cash proceeds or other consideration received from the issuance of such additional Common Units in exchange for an equivalent number of the common units of NEP OpCo.
According to Delaware law and the provisions of the Partnership Agreement, we may also issue additional partnership interests that, as determined by the Board, may have special voting or economic rights to which the Common Units are not entitled. The Partnership Agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the Common Units.
Distributions of Available Cash
The Partnership Agreement requires that, within forty-five days after the end of each quarter, we distribute all of our available cash first to holders of Preferred Units in an amount equal to the Series A distribution amount (as defined in the Partnership Agreement), and then to all Common Unitholders of record on the applicable record date. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from NEP OpCo), less the amount of cash reserves established by the Board. Although we currently expect that cash reserves would be established solely to provide for the payment of income taxes, if any, or other liabilities of the Partnership, we expect NEP OpCo to establish cash reserves prior to making distributions to the Partnership to pay costs and expenses of our subsidiaries, in addition to our expenses, as well as any debt service requirements and future capital expenditures. Our cash flow is generated from distributions we receive from NEP OpCo each quarter.
Units Eligible for Distribution
Each Common Unit will be entitled to receive distributions (including upon liquidation) on a pro rata basis. Special Voting Units will not be entitled to receive any distributions. We may issue additional Units to fund the redemption of NEP OpCo’s common units tendered by NEE Equity under an exchange agreement entered into by NEP, NEP OpCo and NEE Equity.
General Partner Interest
Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, to the extent our general partner owns Common Units or other equity securities in us, it will be entitled to receive cash distributions on any such interests. Similarly, to the extent our general partner owns Units that have voting rights, it will be entitled to exercise its voting power with respect to such securities.
Distributions of Cash Upon Liquidation
If we dissolve in accordance with the Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to discharge any outstanding liabilities, next to holders of Preferred Units to satisfy the applicable liquidation preference, and finally to our Common Unitholders on a pro rata basis.
Transfer of Common Units
By transfer of Common Units in accordance with the Partnership Agreement, each transferee of Common Units will be admitted as a Limited Partner with respect to the Common Units transferred when such transfer or admission is reflected in our register and such Limited Partner becomes the record holder of the Common Units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of the Partnership Agreement;

•	represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement; and

•
will be deemed to make the consents, acknowledgements and waivers contained in the Partnership Agreement, such as its consent to various actions and potential conflicts of interest contemplated in the Partnership Agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

We are entitled to treat the nominee holder of a Common Unit as the absolute owner in the event such nominee is the record holder of such Common Unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common Units are securities and are transferable according to the laws governing transfer of securities. Until a Common Unit has been transferred on our register, we and the transfer agent may treat the record holder of the Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner and the Board that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation first to discharge any outstanding liabilities, next to holders of Preferred Units to satisfy the applicable liquidation preference, and finally to our Common Unitholders on a pro rata basis. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Duties of the General Partner and the Board
The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner or board of directors to limited partners and the partnership. The duties described below have not materially changed and are summarized because the Board also will be subject to the contractual standards described below.
The Partnership Agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner, the Board, any director, any committee of the Board or any officer with contractual standards governing the duties of such persons and the methods of resolving conflicts of interest. We believe this is appropriate and necessary because our general partner is owned by NEE, and to the extent any members of the Board are also officers or directors of NEE, such officers or directors will have fiduciary duties to NEE. Without these provisions, the general partner and such officers’ or directors’ ability to make decisions involving conflicts of interests would be unduly restricted. However, these provisions may restrict the remedies available to Limited Partners for actions that might otherwise constitute breaches of fiduciary duty.
Partnership agreement standards
The Partnership Agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, and when the Board or any director or committee of the Board makes a determination or takes or declines to take any other action, it must act in “good faith,” meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or the Limited Partners, other than the implied contractual covenant of good faith and fair dealing.
The Partnership Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public Unitholders or the conflicts committee of the Board must be determined by the Board to be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
If the Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the Board acted in good faith, and in any proceeding brought by or on behalf of any Limited Partner or the Partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.
Rights and remedies of limited partners
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner or board of directors has wrongfully refused to institute the action or where an effort to cause a general partner or board of directors to do so is not likely to succeed. These actions include actions against a general partner or board of directors for breach of its contractual duties under the partnership agreement.
Under the Partnership Agreement, we must indemnify our general partner, its affiliates and their managers, officers and directors (including our directors), to the fullest extent permitted by law, against liabilities, costs and expenses incurred by such indemnitees. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless such indemnitees acted with knowledge that their conduct was unlawful. Thus, our general partner and our directors could be indemnified for their negligent acts if they meet the requirements set forth above. See “-Indemnification” above regarding the duties of our general partner.
A transferee of or other person acquiring a Unit will be deemed to have agreed to be bound by the provisions in the Partnership Agreement, including the provisions described above. See “-Transfer of Common Units.” The failure of a Limited Partner to sign the Partnership Agreement does not render the Partnership Agreement unenforceable against that person.

Transfer of Ownership Interests in the General Partner
At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our Unitholders.
Status as Limited Partner
By transfer of Common Units in accordance with the Partnership Agreement, each transferee of Common Units will be admitted as a Limited Partner with respect to the Common Units transferred when such transfer and admission is reflected in our register. Except as described above under “-Limited Liability,” the Common Units will be fully paid, and Common Unitholders will not be required to make additional contributions.
Reimbursement of Expenses
The Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with its service as our general partner. Our general partner is entitled to determine in good faith the expenses that are allocable to us.
Tax Matters
We have elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Our general partner determines whether we will make any other tax elections permitted by federal, state, local or foreign tax law.
Our general partner has exclusive authority for the making of tax filings, or rendering of periodic or other tax reports to governmental or other agencies having jurisdiction over our business or assets.
Books and Reports
We are required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will mail or make available to record holders of Common Units, within one hundred and five days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within fifty days after the close of each quarter.
Right to Inspect Our Books and Records
The Partnership Agreement provides that a Limited Partner can, for a purpose reasonably related to his or her interest as a Limited Partner, upon reasonable written demand stating the purpose of such demand and at his or her own expense, have furnished:

•	a current list of the name and last known address of each record holder;

•	copies of the Partnership Agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.
The Board may, and intends to, keep confidential from the Limited Partners, trade secrets or other information the disclosure of which the Board determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Any disclosure of such information to the Limited Partners requires the prior written consent of our general partner. The Partnership Agreement limits the right to information that a Limited Partner would otherwise have under Delaware law.
Dissenters’ Rights of Appraisal
The Unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
PART THREE: THE SERIES A PREFERRED UNITS
On June 20, 2017, we entered into a Series A Preferred Unit Purchase Agreement with Nasa A Holdings LP, Nasa B Holdings LP and Nasa Co-invest Holdings L.P., affiliates of BlackRock Energy and Power Infrastructure Fund, and KKR Flatirons Aggregator L.P., an affiliate of Kohlberg Kravis Roberts & Co. L.P., to issue and sell in a private placement in one or more tranches on or before December 31, 2017, as determined by us, $550 million of Preferred Units at a purchase price of $39.2253 per Preferred Unit. For a description of the rights and preferences of the Preferred Units and other related changes to the

Original Partnership Agreement and NEP OpCo’s partnership agreement, please see Item 1.01 on the Partnership’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 22, 2017.

TERMS OF PROXY ACCESS
As part of the Governance Changes, we will include a new article (the “Proxy Access Terms”) in the Partnership Agreement providing that Common Unitholders meeting certain requirements may nominate candidates for election as LP Elected Directors. The Proxy Access Terms permit an eligible Common Unitholder or a group of no more than twenty eligible Common Unitholders to nominate candidates for election to the Board as LP Elected Directors (the “Common Unitholder Nominees”) and to include these Common Unitholder Nominees in our proxy materials for the relevant annual meeting of Limited Partners, along with the candidates nominated for election as LP Elected Directors by the Board or the CEO of the Partnership. The Proxy Access Terms provide an additional mechanism for Board accountability and ensuring that LP Elected Directors are supported by our long-term Common Unitholders. The Proxy Access Terms are the exclusive means through which a Common Unitholder may nominate a candidate for election to the Board. Moreover, Common Unitholders may bring other business before annual meetings of Limited Partners only pursuant to the procedures established by Rule 14a-8 promulgated under the Exchange Act.
Unitholder Eligibility to Nominate LP Elected Directors
Any eligible Common Unitholder, or group of no more than twenty eligible Common Unitholders that, in each case, has maintained ownership of 10% or more of the aggregate number of outstanding Common Units and Special Voting Units continuously for the applicable holding period described below will be permitted to include a specified number of Common Unitholder Nominees in our proxy materials for the applicable annual meeting of Limited Partners. An eligible Common Unitholder must have owned the required Units continuously for the holding period set forth below that is opposite the annual meeting year in which the nomination is to be made:

Annual Meeting of Limited Partners	Holding Period
2017	at least six (6) months
2018	at least one (1) year
2019	at least two (2) years
2020 and later	at least three (3) years
The final date of any holding period is a date that is at least seven days prior to (i) the date of the notice of nomination and (ii) the record date for determining Limited Partners entitled to vote with respect to the election of LP Elected Directors at the applicable annual meeting of Limited Partners.
Notwithstanding the above, the following eligible Common Unitholders may not submit Common Unitholder Nominees: (i) for so long as NEE or any of its affiliates serves as the Manager under the MSA, NEE will not qualify as an eligible Common Unitholder able to use proxy access; (ii) holders of Special Voting Units may not, solely by virtue of their holding any number of Special Voting Units, qualify as eligible Common Unitholders able to use proxy access; and (iii) holders of Preferred Units may not, solely by virtue of their holding any number of Preferred Units, qualify as eligible Common Unitholders able to use proxy access. Special Voting Units and Preferred Units must have been converted into or exchanged for Common Units in order to be entitled to use proxy access or be counted toward the 10% ownership threshold of outstanding Common Units and Special Voting Units described above.
Calculation of Qualifying Ownership
A Common Unitholder will be deemed to own only those Common Units as to which it possesses both (i) the full voting and investment rights pertaining to the Common Units and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) the Common Units. The following Common Units would not count as “owned” Common Units for purposes of determining whether the ownership threshold has been met:

•	Common Units sold by a Unitholder or any of its affiliates in any transaction that has not been settled or closed;

•	Common Units that a Unitholder or any of its affiliates borrowed or purchased pursuant to an agreement to resell; and

•
Common Units subject to any derivative instrument or similar agreement entered into by such Unitholder or any of its affiliates, which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing the Unitholder’s or any of its affiliate’s full right to vote or direct the voting of any such Common Units or (2) hedging, offsetting or altering to any degree the gain or loss arising from the full economic interest of such Unitholder’s or any of its affiliate’s Common Units.

A Unitholder will be deemed to “own” Units held in the name of a nominee or other intermediary so long as the Unitholder claiming ownership of such Units retains the right to instruct how the Units are voted on all matters, including with respect to the election of LP Elected Directors, and possesses the full economic interest in the Units. A Unitholder’s ownership of Units will also be deemed to continue during any period in which (i) the Unitholder has loaned the Units, provided that such Unitholder has the power to recall the loaned Units on five business days’ notice or (ii) the Unitholder has delegated any voting power by means of a proxy, power of attorney or other instrument that is revocable at any time by the Unitholder.
Number of Common Unitholder Nominees
The number of Common Unitholder Nominees eligible to appear in our proxy materials for any annual meeting cannot exceed four. No eligible Common Unitholder or group of Common Unitholders is entitled to nominate more than two Common Unitholder Nominees for any annual meeting. Any Common Unitholder Nominee who is subsequently withdrawn, disqualified or included by the Board in our proxy materials as a Board-nominated candidate for election as an LP Elected Director will be counted against the nominee limit. In the event that the number of Common Unitholder Nominees submitted by all eligible Common Unitholders (or groups) exceeds the nominee limit of four, each eligible Common Unitholder (or group) will select one Common Unitholder Nominee for inclusion in our proxy materials until the maximum number is reached, choosing in order of the amount (largest to smallest) of Units each eligible Common Unitholder (or group) disclosed as owned in its respective notice of nomination submitted to us and confirmed by us. If the maximum number is not reached after each eligible Common Unitholder (or group) has selected one Common Unitholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. In the event that two or more eligible Common Unitholders (or groups) disclose ownership of the same number of Units, these eligible Common Unitholders (or groups) will choose in the order of receipt of their respective notices of nomination by our corporate secretary.
Nominating Procedures
In order to provide adequate time to assess Common Unitholder Nominees, requests to include such Common Unitholder Nominees in our proxy materials must be delivered to or mailed and received by our corporate secretary at our principal executive offices no earlier than the 120th day and no later than the 90th day before the first anniversary of the date on which our proxy statement for the immediately preceding annual meeting of Limited Partners was made available to Unitholders; provided that, with respect to the 2017 Annual Meeting, an eligible Common Unitholder’s notice of nomination must be delivered to or mailed and received by our corporate secretary at our principal executive offices no earlier than the opening of business on August 23, 2017, and no later than September 22, 2017.
Information Required by All Nominating Unitholders
Each eligible Common Unitholder or group of eligible Common Unitholders seeking to include a Common Unitholder Nominee in our proxy materials will be required to provide certain information to us, including:

•
one or more written statements from each record holder (and intermediary holder) of the Units verifying the Unit ownership for the requisite holding period and as of a date within seven days prior to the date of the Unitholder’s notice of nomination, and the Unitholder’s agreement to provide within five business days after the record date for the applicable annual meeting of Limited Partners, written statements from each record holder (and intermediary holder) of the Units verifying the Unit ownership through the record date;

•	the written consent of each Common Unitholder Nominee to being named in our proxy statement and proxy card as a nominee and to serve as a director if elected;

•	a copy of the Schedule 14N filed by the Unitholder(s) with the SEC; and

•	information regarding each Common Unitholder Nominee, including biographical and stock ownership information.
Eligible Common Unitholders will also be required to make certain representations to, and agreements with, us, including:

•
a representation that the Unitholder acquired its Units in the ordinary course of business and not with the intent to change or influence control of the Partnership, and that the Unitholder does not presently have such an intent;

•
a representation that the person has not nominated and will not nominate for election to the Board at the applicable annual meeting of Limited Partners any person other than the Common Unitholder Nominee(s);

•
a representation that the person has not engaged and will not engage in solicitation in support of the election of any individual as a director at the annual meeting other than its Common Unitholder Nominee(s) or a nominee of the CEO of the Partnership or the Board;

•	a representation that the person will not distribute to any Limited Partner any form of proxy for the annual meeting other than the form distributed by the Partnership;

•
in the case of a nomination by a group of eligible Common Unitholders, the designation by all group members of one specified Unitholder that is authorized to act on behalf of all group members with respect to the nomination;

•	an agreement that the Unitholder will maintain qualifying ownership through the date of the applicable annual meeting;

•
an agreement to assume all liability stemming from any legal or regulatory violation arising out of the eligible Common Unitholder’s communication with the Limited Partners or out of the information that the eligible Common Unitholder provided to us;

•
an agreement to indemnify, defend and hold harmless our general partner, the Partnership and our general partner’s and our respective directors, officers, affiliates and employees individually against any liability arising out of the eligible Common Unitholder’s nomination(s);

•	an agreement to comply with all applicable laws and regulations; and

•	an agreement to provide us any additional information as may be necessary or required prior to the annual meeting of Limited Partners.
In addition, Common Unitholder Nominees will be required to make certain representations to, and agreements with, us, including:

•
an agreement to refrain from becoming a party to any agreement or commitment as to how such Common Unitholder Nominee will vote on any issue that has not been disclosed to us, or any commitment that could interfere with the nominee’s ability to comply with such person’s duties if elected as a director;

•
unless disclosed to us, an agreement to refrain from becoming a party to any compensatory, indemnification or other financial arrangement with any person other than with us in connection with such Common Unitholder Nominee’s service or action as a director of the Partnership;

•	an agreement to act as a representative of all of the Limited Partners while serving as an LP Elected Director;

•
an agreement to provide statements and other information in all communications with and by us that are or will be true and correct in all material respects and not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

•
an agreement to comply with all of our policies and guidelines applicable to directors, as well as any applicable law, rule, regulation or listing standards of the national securities exchange upon which the Common Units are listed.

Exclusion of Common Unitholder Nominees
We will not be required to include a Common Unitholder Nominee in our proxy materials if, among other things:

•
the eligible Common Unitholder who has nominated such Common Unitholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (or any successor rule or regulation), in support of the election of any individual as a director at the relevant annual meeting other than its Common Unitholder Nominee(s) or a nominee of the CEO of the Partnership or the Board;

•
the Board, a committee thereof or a designated officer of the Partnership determines that the Common Unitholder Nominee is not independent under applicable independence standards or does not meet the criteria for non-employee directors, as set forth in our applicable policies;

•
the election of the Common Unitholder Nominee to the Board would cause us to be in violation of the Partnership Agreement, the rules and listing standards of the national securities exchange upon which the Common Units are listed, any applicable law, rule or regulation or our publicly disclosed policy;

•
the Common Unitholder Nominee is (i) an employee or director of a competitor or significant (or potentially significant) customer, supplier, contractor, counselor or consultant or (ii) a director or officer of any public utility company or other entity regulated by the Federal Energy Regulatory Commission or the Public Utilities Commission of Texas;

•
the Common Unitholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, or is subject to any order, judgment, decree or other disqualification of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (or any successor rule or regulation);

•
the Common Unitholder Nominee or the eligible Common Unitholder has provided materially false or misleading information to us with respect to such nomination, as determined by the Board, a committee thereof or a designated officer of the Partnership; or

•	the Common Unitholder Nominee’s then-current business or personal interests place the Common Unitholder Nominee in a conflict of interest with the Partnership or any of our subsidiaries or affiliates.
In addition, the Board, a committee thereof, a designated officer of the Partnership or the person presiding at an annual meeting of Limited Partners will declare the nomination of a Common Unitholder Nominee to be invalid, and such nomination will be disregarded, if the eligible Common Unitholder or Common Unitholder Nominee breaches any of their respective obligations, agreements or representations required by the Proxy Access Terms or the eligible Common Unitholder (or a qualified representative thereof) does not appear at the annual meeting of Limited Partners to present the Common Unitholder Nominee for election to the Board.
If the Board determines that the effect of the requirements of the Proxy Access Terms with respect to a particular annual meeting of Limited Partners, or any other aspect of an annual meeting of Limited Partners, is such that no two Common Unitholders acting individually (or two separate groups of such holders) may be eligible to make nominations pursuant to the unmodified Proxy Access Terms, then the Board will be required to waive or modify the Proxy Access Terms or such other requirement with respect to such annual meeting of Limited Partners to make it possible, as determined by the Board in good faith, that at least two Common Unitholders (or two separate groups of such holders) may be eligible to make nominations for such annual meeting of Limited Partners pursuant to the modified Proxy Access Terms.
Supporting Statement
Eligible Common Unitholders will be permitted to include in our proxy materials for the applicable annual meeting of Limited Partners a written statement of up to five hundred (500) words in support of the election of their Common Unitholder Nominee(s). We will be permitted to omit from our proxy materials any information or statement that we, in good faith, believe would violate any applicable law or regulation or be materially misleading or inappropriate. We may also solicit against, and include in our proxy statement or any other solicitation materials our own statement opposing or otherwise relating to, any Common Unitholder Nominee.
Proxy Access Nominations and Proposals for 2017 Annual Meeting
Eligible Common Unitholders who wish to submit Common Unitholder Nominees for election at the 2017 Annual Meeting pursuant to the Proxy Access Terms or submit proposals brought under Rule 14a-8 under the Exchange Act may do so in compliance with the following procedures: (i) notice of a proxy access nomination must be received by W. Scott Seeley, our corporate secretary, at 700 Universe Boulevard, Juno Beach, FL 33408 no later than September 22, 2017 and no earlier than August 23, 2017; and (ii) proposals submitted for inclusion in our proxy materials for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by W. Scott Seeley, at 700 Universe Boulevard, Juno Beach, FL 33408 no later than September 22, 2017 and no earlier than August 23, 2017. Such nominations and proposals for the 2017 Annual Meeting, other than those made by or on behalf of the Board, may be made by personal delivery or by facsimile (561-691-7702) or sent by U.S. certified mail.
The Proxy Access Terms are the only mechanism by which Common Unitholders can nominate a candidate for election to the Board. Limited Partners cannot nominate candidates for election to the Board pursuant to any other mechanism. Moreover, Limited Partners are permitted to bring other business before annual meetings of Limited Partners only pursuant to the procedures established by Rule 14a-8 promulgated under the Exchange Act.